EXHIBIT 5.1
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                  [LETTERHEAD OF EPSTEIN BECKER & GREEN, P.C.]



                                                     January 24, 2000

ON Technology Corporation
One Cambridge Center
Cambridge, MA 02142

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 filed by ON Technology Corporation with the Securities and Exchange Commission on January 24, 2000 (Registration No. 333-95333, as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,059,350 shares of Common Stock, $.01 par value per share, in ON Technology Corporation (the "Shares"). We understand that the Shares are to be sold from time to time on the Nasdaq National Market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Shares.

         It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                              EPSTEIN BECKER & GREEN, P.C.


                                              /s/ Epstein Becker & Green, P.C.
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                                              By:  Gabor Garai, Member